UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 23, 2024

Date of Report (Date of earliest event reported)

PRINCETON BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-41589	88-4268702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

183 Bayard Lane, Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

(609) 921-1700

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered or to be registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	BPRN	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2024, the Board of Directors of Princeton Bancorp, Inc. (the “Registrant”), the bank holding company of The Bank of Princeton (“TBOP”), elected Susan M. Barrett to the Board of Directors of the Registrant. The election was pursuant to the terms of the Agreement and Plan of Merger, dated January 18, 2024 (the “Merger Agreement”), between the Registrant and Cornerstone Financial Corporation (“CFC”), a New Jersey corporation and the bank holding company of Cornerstone Bank, a New Jersey bank (“Cornerstone”), and was effective upon the completion of the Initial Merger (as defined in Item 8.01 below). Ms. Barrett was also elected to the Board of Directors of TBOP.

Prior to the Initial Merger, Ms. Barrett served as the Chairman of the Board of CFC and Cornerstone, and served on the Board of Directors of both companies since 2010. She is the former President and Partner of the Registered Investment Advisory firm Dearden, Maguire, Weaver & Barrett LLC, and is an independent financial advisor and consultant for individuals and non-profit entities. She is 64 years old.

At this time, Ms. Barrett has not been named to serve on any committee of the Registrant’s Board or the TBOP Board, and the Registrant’s Board and the TBOP Board have not identified any committees to which she is expected to be appointed.

Ms. Barrett will be compensated for her service as a director on the same basis as the other non-employee directors of the Registrant, including board fees and the eligibility to receive stock-based awards and other compensation paid to the Registrant’s directors. There have been no transactions within the last fiscal year, or any currently proposed transactions, in which the Registrant or TBOP was or is to be a participant and in which Ms. Barrett has or had a direct or indirect material interest which would be required to be reported under Item 404(a) of Regulation S-K, except for the following:

(i)

Under the Amended and Restated Change in Control Agreement between CFC, Cornerstone, and Susan Barrett, Ms. Barrett is entitled to a lump sum payment from TBOP equal to $320,362 on or about September 13, 2024; and

(ii)

Ms. Barrett, as a former director of CFC and Cornerstone, is entitled to indemnification under the Merger Agreement against any costs, expenses or liabilities incurred in connection with any threatened or actual claim arising out of the fact that she was a director of CFC, to the fullest extent that CFC would have been permitted to do so under its certificate of incorporation and bylaws and any applicable law, and Registrant has agreed to maintain CFC’s directors’ and officers’ liability insurance policy covering such claims, subject to certain exceptions, for six years after the effective time of the Initial Merger.

Item 8.01	Other Events.

On August 23, 2024, the Registrant issued a press release announcing the completion of the Cornerstone Transactions (as defined below). A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

On August 23, 2024, the Registrant completed its previously announced acquisition of CFC pursuant to the Merger Agreement. As of June 30, 2024, CFC had approximately $322.7 million in assets, $ 290.6 million in deposits and $27.7 million of shareholders’ equity. In accordance with the terms of the Merger Agreement, effective as of August 23, 2024, CFC merged with and into the Registrant (the “Initial Merger”), with the Registrant surviving. Immediately following the completion of the Initial Merger, Cornerstone merged with and into TBOP, with TBOP as the surviving bank (the “Bank Merger” and, together with the Initial Merger, the “Cornerstone Transactions”). At the effective time of the Initial Merger, (i) the former CFC common shareholders became entitled to receive 0.24 shares of the Registrant’s common stock for each outstanding share of CFC common stock they held, and (ii) each share of the Perpetual Non-Cumulative Convertible Preferred Stock, Series A, and the Perpetual Non-Cumulative Non-Voting Preferred Stock, Series C, of CFC was converted into the right to receive $1,000.00 in cash.

The foregoing description of the Merger Agreement and the Cornerstone Transactions does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

2.1	Agreement and Plan of Merger, dated January 18, 2024, by and between Princeton Bancorp, Inc. and Cornerstone Financial Corporation (Incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K, filed with the SEC on January 18, 2024)*

99.1	Press Release, dated August 23, 2024, of Princeton Bancorp, Inc.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

*

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Princeton Bancorp, Inc. hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRINCETON BANCORP. INC.
Dated: August 23, 2024

	By:	/s/ Daniel J. O’Donnell
Daniel J. O’Donnell
Executive Vice President, Chief Operating Officer and General Counsel